Exhibit 99.1

MedAssets Announces First Quarter 2008 Results

Reports First Quarter 2008 Net Revenue of $58.8 million,

Adjusted EBITDA of $16.0 million and Adjusted EPS of $0.11

ATLANTA--(BUSINESS WIRE)--MedAssets, Inc. (NASDAQ: MDAS) today announced results for its first quarter ended March 31, 2008.

Financial Highlights

  Total net revenue was $58.8 million in the first quarter of 2008, an increase of 38.9% from net revenue of $42.3 million in the first quarter last year, driven by revenue growth from both organic and acquisition sources.
  Adjusted EBITDAa was $16.0 million in the first quarter of 2008, compared to adjusted EBITDA of $16.3 million in the first quarter last year.
  Adjusted diluted earnings per sharea (EPS) for the first quarter of 2008 was $0.11, excluding non-cash acquisition-related intangible amortization on a tax-adjusted basis.

Net Revenue

Total net revenue for the first quarter of 2008 increased 38.9% to $58.8 million from $42.3 million in the first quarter of 2007. For comparative purposes, total net revenue in the first quarter of 2008 increased 11.2% when compared to total pro formab net revenue of $52.8 million in the prior year’s first quarter.

Adjusted EBITDA

In the first quarter of 2008, adjusted EBITDA was $16.0 million, or 27.3% of net revenue, versus adjusted EBITDA of $16.3 million, or 38.4% of net revenue, in the first quarter of 2007. For comparative purposes, pro forma adjusted EBITDA in the first quarter of 2007 totaled $19.2 million, or 36.4% of pro forma net revenue.

Profitability

The Company reported net income attributable to common stockholders in the first quarter of 2008 of $2.7 million, or $0.06 per diluted share, versus net income attributable to common stockholders of $0.9 million, or $0.03 per diluted share, in the first quarter of 2007. Adjusted diluted EPS in the first quarter of 2008 was $0.11 per diluted share, excluding non-cash acquisition-related intangible amortization on a tax-adjusted basis. For comparative purposes, pro forma net loss attributable to common stockholders in the first quarter of 2007 was a loss of $1.7 million, or a loss of $0.16 per diluted share.

Share-based compensation expense, on a tax-adjusted basis, equated to $0.02 per diluted share in the first quarter of 2008.

(a) Reconciliation of non-GAAP measures, including pro forma net revenue, adjusted EBITDA, pro forma adjusted EBITDA, pro forma diluted EPS and pro forma adjusted diluted EPS, to their most directly comparable GAAP measure, is provided in the attached financial schedules.

(b) Pro forma results in the first quarter of 2007 assume the acquired XactiMed and MD-X businesses were part of MedAssets, as well as certain financing, as of January 1, 2007.

Capital Resources and Cash Flow

At March 31, 2008, MedAssets had cash and cash equivalents of $128.0 million and total debt of $207.9 million on its balance sheet. Net cash used in operating activities in the first quarter of 2008 was $4.5 million, primarily driven by scheduled semi-annual revenue share obligation payments to hospital and health system customers. Capital expenditures for the quarter increased to $3.9 million from $2.0 million in the first quarter of 2007, due mainly to the addition of MD-X and XactiMed in mid-2007.

Business Segment Highlights

Revenue Cycle Management (RCM) Segment

The RCM segment reported net revenue of $25.1 million, an 81.2% increase over net revenue of $13.9 million in the first quarter of 2007, driven by revenue growth from both organic and acquisition sources. Pro forma net revenue in the first quarter of 2007 was $24.4 million. Adjusted EBITDA in the first quarter of 2008 was $4.2 million, or 16.9% of net revenue, versus adjusted EBITDA of $4.6 million, or 33.1% of net revenue, in the first quarter of 2007. For comparative purposes, pro forma adjusted EBITDA in the first quarter of 2007 was $7.6 million, or 31.0% of pro forma net revenue.

The RCM segment’s net revenue and adjusted EBITDA performance was consistent with management’s expectations. The comparative first quarter results in the RCM segment were primarily characterized by: significant non-recurring consulting services revenue in the first quarter of 2007; a slower rate of decision support revenue growth in the first quarter of 2008; and continuing investment in the segment’s operating cost structure to support new customer implementations and anticipated revenue growth.

Spend Management Segment

Net revenue in the Spend Management segment was $33.7 million, an 18.3% increase over the $28.5 million reported in the first quarter of 2007. Adjusted EBITDA was $16.0 million, or 47.6% of net revenue, in the first quarter of 2008, versus $14.5 million, or 50.9% of net revenue, in the first quarter of 2007. The decline in adjusted EBITDA margin percentage in this segment was due to $2.9 million in net revenue and $3.2 million of costs related to the Company’s annual customer and vendor meeting. The 2007 meeting occurred in the second quarter of last year.

Corporate

The impact of corporate operations on total adjusted EBITDA was $4.2 million in the first quarter of 2008, versus $2.8 million in the same quarter of 2007. The increase in corporate expense was primarily attributable to costs associated with being a publicly-traded company.

Definitive Agreement to Acquire Accuro Healthcare Solutions

On April 29, 2008, MedAssets announced that it had entered into a definitive purchase agreement to acquire Accuro Healthcare Solutions, a leading revenue cycle management solutions provider focused on delivering tangible financial improvement principally to the hospital market. The transaction is subject to customary closing conditions and regulatory approval, and is expected to be completed in 45 to 75 days.

Management Reaffirms Guidance for 2008

Management reiterated its financial guidance for full-year 2008, exclusive of any impact of the pending acquisition of Accuro. Total net revenue is expected to be in the range of $230 million to $236 million. On a segment basis, net revenue in the RCM segment is expected to be between $109 million and $113 million, and net revenue in the Spend Management segment is expected to be between $120 million to $124 million.

At March 31, 2008, MedAssets’ rolling 12-month contracted revenue was an estimated $206.9 million, consisting of $92.5 million from the RCM segment and $114.4 million from the Spend Management segment. This is an increase of approximately 4.3% over the rolling 12-month total as of December 31, 2007. The Company’s contracted revenue reflects the estimated contractually committed revenue to be generated under existing customer contracts in a defined 12-month period. Most of the contracted revenue is derived from multi-year customer agreements.

Total adjusted EBITDA for 2008 is expected to be between $71 million and $75 million.

GAAP diluted EPS in 2008 is expected to be in the range of $0.28 to $0.36. Adjusted diluted EPS, excluding non-cash acquisition-related intangible amortization on a tax-adjusted basis, is expected to be in the range of $0.48 to $0.56 for full year 2008. The Company expects to recognize between $8.5 million and $9.0 million in non-cash share-based compensation expense, which would convert to an earnings impact of between $0.10 and $0.11 per diluted share on a tax-adjusted basis.

Management will modify its 2008 financial guidance to reflect the acquisition of Accuro upon closing of the transaction.

Conference Call Information

The Company will host a conference call at 5:00 p.m. ET today to discuss its financial and business highlights and management's outlook for future performance. The live audio webcast will be accessible from the “Events & Presentations” page at http://ir.medassets.com. To access the conference call, dial 866-811-1812 or 706-902-0609 (international), and provide the conference ID number 43467094. For those unable to listen to the live broadcast, a webcast replay will be archived on MedAssets’ website for 30 days. A conference call replay will be available for one week by calling 800-642-1687 or 706-645-9291 (international), and entering conference ID number 43467094.

About MedAssets

MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve their financial strength by implementing integrated spend management and revenue cycle solutions that help control cost, improve margins and cash flow, increase regulatory compliance, and optimize operational efficiency. MedAssets serves more than 125 health systems, 2,500 hospitals and 30,000 non-acute care healthcare providers. For more information, go to www.medassets.com.

Safe Harbor Statement

This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company’s future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to: 2008 projections, costs and revenue growth, margin and other financial projections; contracted revenue forecasts; and the Company’s ability to successfully integrate and capitalize on synergies associated with its past and future acquisitions. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to: failure to realize improvements in performance, efficiency and profitability; failure to complete anticipated sales under negotiations; failure to successfully implement revenue backlog; lack of revenue growth; client losses; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2007 and subsequent Forms 10-Q filed with the Securities and Exchange Commission. The Company disclaims any responsibility to update any forward-looking statements.

mdas/F

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

				Pro Forma
In $000s, except per share data	Three Months Ended	Three Months Ended		Three Months Ended
	March 31,	March 31,	Pro Forma	March 31,
	2008	2007	Adjustments [c]	2007

Revenue:
Administrative fees, net	$27,545	$25,977	$-	$25,977
Other service fees	31,213	16,329	10,515	26,844

Total net revenue	58,758	42,306	10,515	52,821

Operating expenses:
Cost of revenue	8,462	4,186	3,519	7,705
Product development expenses	2,697	1,881	360	2,241
Selling and marketing expenses	12,911	7,838	890	8,728
General and administrative expenses	21,060	13,449	3,753	17,202
Depreciation	2,121	1,599	141	1,740
Amortization of intangibles	3,778	2,841	1,241	4,082
			-
Total operating expenses	51,029	31,794	9,904	41,698

Operating income	7,729	10,512	611	11,123
Other income (expense):
Interest expense	(4,317)	(3,629)	(2,974)	(6,603)
Other income	1,033	472	19	491

Income (loss) before income taxes	4,445	7,355	(2,344)	5,011
Income tax expense (benefit)	1,746	2,810	(309)	2,501

Net income (loss)	2,699	4,545	(2,035)	2,510
Preferred stock dividends [d]	-	(3,672)	(499)	(4,171)

Net income (loss) attributable to common stockholders	$2,699	$873	$(2,534)	$(1,661)

Basic and diluted income (loss) per share:
Basic net income (loss) attributable to common stockholders	$0.06	$0.03		$(0.16)

Diluted net income (loss) attributable to common stockholders	$0.06	$0.03		$(0.16)

Weighted average shares — basic [e]	44,418	26,807		10,694
Weighted average shares — diluted [e]	47,213	28,853		10,694

(c) Includes all adjustments relating to the acquisitions of MD-X and XactiMed as if both companies were acquired on January 1, 2007. Such adjustments include the effect of financing certain acquisitions and the financing of the Company's 2007 dividend payment, as though obtained on January 1, 2007. Refer to the Company's final prospectus filed on Form 424B4 with the Securities and Exchange Commission (SEC) on December 13, 2007 for further description of such adjustments.

(d) The Company's participating preferred stock converted to common stock on December 18, 2007 as the result of our initial public offering. With this conversion, the Company is no longer obligated to pay the associated accrued preferred dividends, and all rights to accrued and unpaid preferred dividends were terminated by the former preferred stock shareholders.

(e) For the pro forma three months ended March 31, 2007, preferred shares are not included in the weighted average shares outstanding since the effect is antidilutive due to a pro forma net loss attributable to common stockholders. Additionally, basic and diluted weighted average shares outstanding are equivalent for this period due to the antidilution of the pro forma net loss attributable to common stockholders.

CONDENSED SEGMENT REPORTING
(UNAUDITED)

In $000s	Three Months Ended
	March 31,
	2008	2007

ACTUAL

Net revenue
Revenue Cycle Management	$25,106	$13,856
Spend Management	33,652	28,450

Total net revenue	$58,758	$42,306

Adjusted EBITDA (a non-GAAP measure) [f]
Revenue Cycle Management	$4,241	$4,581
Spend Management	16,028	14,488
Corporate	(4,239)	(2,811)

Total Adjusted EBITDA	$16,030	$16,258

PRO FORMA

Net revenue
Revenue Cycle Management	$25,106	$24,371
Spend Management	33,652	28,450

Total net revenue	$58,758	$52,821

Adjusted EBITDA (a non-GAAP measure) [g]
Revenue Cycle Management	$4,241	$7,564
Spend Management	16,028	14,488
Corporate	(4,239)	(2,811)

Total Adjusted EBITDA	$16,030	$19,241

(f) Adjusted EBITDA is defined by the Company as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items. Adjusted EBITDA is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period to period that provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. The Company believes Adjusted EBITDA assists its board of directors, management and investors in comparing its operating performance on a consistent basis because it removes the impact of the Company's capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of MedAssets' management team (taxes), as well as other non-cash (purchase accounting adjustments, share-based compensation expense and imputed rental income) and non-recurring items, from the Company's operations. See the Company's accompanying reconciliations from consolidated Adjusted EBITDA to consolidated Net Income, the closest comparable GAAP-based metric. Such reconciliations are consistent with that of the Company's segment reporting disclosures to the consolidated financial statements for the year ended December 31, 2007 included in the Company's Form 10-K as filed with the SEC on March 24, 2008.

(g) Pro forma Adjusted EBITDA is Adjusted EBITDA after considering the effect of the acquisitions of MD-X and XactiMed, and certain financing secured in July 2007 as if these events had been completed on January 1, 2007. See the Company's accompanying reconciliations from consolidated Pro Forma Adjusted EBITDA to consolidated Pro Forma Net Income.

RECONCILIATION OF NET INCOME TO
CONSOLIDATED ADJUSTED EBITDA (A NON-GAAP MEASURE)
(UNAUDITED)

In $000s	Three Months Ended
	March 31,
	2008	2007
ACTUAL

Net Income	$2,699	$4,545

Depreciation	2,121	1,599
Amortization of intangibles	3,778	2,841
Amortization of intangibles (included in cost of revenue)	391	223
Interest Expense, net	3,409	3,266
Income tax expense	1,746	2,810

EBITDA	$14,144	$15,284

Share-based compensation	1,740	744
Rental income from capitalized building lease	(110)	(110)
Purchase accounting adjustments	256	340

Adjusted EBITDA[h]	$16,030	$16,258

PRO FORMA

Net Income	$2,699	$2,510

Depreciation	2,121	1,740
Amortization of intangibles	3,778	4,082
Amortization of intangibles (included in cost of revenue)	391	691
Interest Expense, net	3,409	6,264
Income tax expense	1,746	2,500

EBITDA	$14,144	$17,787

Share-based compensation	1,740	1,053
Rental income from capitalized building lease	(110)	(110)
Purchase accounting adjustments	256	511

Pro Forma Adjusted EBITDA [i]	$16,030	$19,241

(h) Adjusted EBITDA is defined by the Company as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring, non-cash or non-operating items. Adjusted EBITDA is used by the Company to facilitate a comparison of its operating performance on a consistent basis from period to period that provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. The Company believes Adjusted EBITDA assists its board of directors, management and investors in comparing its operating performance on a consistent basis because it removes the impact of the Company's capital structure (primarily interest charges and amortization of debt issuance costs), asset base (primarily depreciation and amortization) and items outside the control of MedAssets' management team (taxes), as well as other non-cash (purchase accounting adjustments, share-based compensation expense and imputed rental income) and non-recurring items, from the Company's operations.

(i) Pro forma Adjusted EBITDA is Adjusted EBITDA after considering the effect of the acquisitions of MD-X and XactiMed, and certain financing secured in July 2007 as if these events had been completed on January 1st of each respective year.

RECONCILIATION OF GROSS FEES (A NON-GAAP MEASURE) TO NET REVENUE
(UNAUDITED)

In $000s	Three Months Ended
	March 31,
ACTUAL	2008	2007

Gross administrative fees	$39,887	$37,727
Other service fees	31,213	16,329
Gross fees	71,100	54,056
Revenue share obligation	(12,342)	(11,750)
Net revenue	$58,758	$42,306

PRO FORMA

Gross administrative fees	$39,887	$37,727
Other service fees	31,213	26,844
Gross fees	71,100	64,571
Revenue share obligation	(12,342)	(11,750)
Net revenue	$58,758	$52,821

RECONCILIATION OF FIRST QUARTER 2008 PRO FORMA ADJUSTED DILUTED
EARNINGS PER SHARE (A NON-GAAP MEASURE) TO GAAP EARNINGS PER SHARE
(UNAUDITED)

Per share data	Three Months Ended
	March 31,
	2008

Diluted net income attributable to common stockholders	$0.06

Non-cash, tax-adjusted acquisition-related intangible amortization	0.05

Pro forma adjusted diluted earnings per share	$0.11

Weighted average shares - diluted	47,213

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
In $000s	2008	2007
	(Unaudited)

ASSETS
Current
Cash and cash equivalents	$127,977	$136,952
Restricted cash	20	20
Accounts receivable, net of allowances of $4,589 and $3,506 as of March 31, 2008 and December 31, 2007
	42,258	33,679
Deferred tax asset, current	14,331	15,049
Prepaid expenses and other current assets	5,092	4,508

Total current assets	189,678	190,208

Property and equipment	33,486	32,490
Other long term assets
Goodwill	232,822	232,822
Intangible assets, net	58,462	62,491
Other	8,958	8,368

Other long term assets	300,242	303,681

Total assets	$523,406	$526,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,280	$4,562
Accrued revenue share obligation and rebates	21,780	29,998
Accrued payroll and benefits	11,898	13,402
Other accrued expenses	6,803	5,612
Deferred revenue, current portion	20,451	19,791
Current portion of notes payable	2,020	2,020
Current portion of finance obligation	135	128

Total current liabilities	68,367	75,513

Notes payable, less current portion	195,759	196,264
Finance obligation, less current portion	9,973	10,009
Deferred revenue, less current portion	3,474	3,229
Deferred Tax liability	4,644	5,868
Other long term liabilities	9,229	5,981

Total liabilities	291,446	296,864

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized; 44,465,000 and 44,429,000 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively
	445	444
Additional paid in capital	466,125	464,313
Notes receivable from stockholders	(621)	(614)
Accumulated other comprehensive loss	(4,995)	(2,935)
Accumulated deficit	(228,994)	(231,693)

Total stockholders’ equity	231,960	229,515

Total liabilities and stockholders’ equity	$523,406	$526,379

CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

In $000s	Three Months Ended
	March 31,

	2008	2007
Operating activities:
Net income	$2,699	$4,545

Adjustments to reconcile income from continuing operations to net cash used in operating activities:
Bad debt expense	772	50
Depreciation	2,260	1,657
Amortization of intangibles	4,029	3,006
Loss on sale of assets	-	2
Noncash stock compensation expense	1,740	744
Amortization of debt issuance costs	153	84
Noncash interest expense, net	140	128
Deferred income tax expense	763	2,375
Changes in assets and liabilities:	(17,073)	(15,168)

Cash used in operating activities	(4,517)	(2,577)

Investing activities:
Purchases of property, equipment, and software	(1,707)	(586)
Capitalized software development costs	(2,152)	(1,364)

Cash used in investing activities	(3,859)	(1,950)

Financing activities:
Proceeds from notes payable	-	188
Repayment of notes payable and capital lease obligations	(505)	(621)
Repayment of finance obligation	(160)	(163)
Issuance of note receivable to stockholders	(7)	(11)
Issuance of common stock	73	-

Cash used in financing activities	(599)	(607)

Net decrease in cash and cash equivalents	(8,975)	(5,134)
Cash and cash equivalents, beginning of period	136,952	23,459

Cash and cash equivalents, end of period	$127,977	$18,325

RECONCILIATION OF 2008 ADJUSTED EBITDA GUIDANCE
(A NON-GAAP MEASURE) TO GAAP NET INCOME GUIDANCE

	Year Ending
In $000s	December 31,
	2008
	Guidance Range

Net Income	$13,400	$17,000

Depreciation	9,600	9,400
Amortization of intangibles	15,100	15,100
Amortization of intangibles (included in cost of revenue)	1,500	1,500
Interest Expense, net	11,800	11,200
Income tax expense	10,200	11,900

EBITDA	61,600	66,100

Share-based compensation	9,000	8,500
Rental income from capitalized building lease	(400)	(400)
Purchase accounting adjustments	800	800

Adjusted EBITDA	$71,000	$75,000

RECONCILIATION OF 2008 ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE
(A NON-GAAP MEASURE) TO GAAP EARNINGS PER SHARE GUIDANCE

	Year Ending
	December 31,
In 000s, except per share data [j]	2008
	Guidance Range

Net Income	$13,400	$17,000

Earnings per share (EPS)	0.28	0.36
Non-cash, tax-adjusted acquisition-related intangible amortization	0.20	0.20

Adjusted EPS	0.48	0.56
Non-cash, tax-adjusted share-based compensation	0.10	0.11

Cash EPS	$0.59	$0.67

Fully diluted weighted average shares outstanding	47,200	47,200

(j) Columns may not foot due to rounding.

CONTACT:
MedAssets, Inc.
Robert P. Borchert
VP, Investor Relations
678-248-8194
rborchert@medassets.com